Exhibit 10.3

Dated [•], 2021

SIVANTOS PTE. LTD.

AND

HEAR.COM N.V.

TRANSITIONAL SERVICES AGREEMENT

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

CONTENT

1.	DEFINITIONS AND INTERPRETATION	3

2.	SERVICES TO BE PROVIDED	5

3.	SUB-CONTRACTING	6

4.	THIRD PARTY SUPPLIERS; FORCE MAJEURE	7

5.	SERVICE CHARGE; PAYMENT TERMS	8

6.	COOPERATION OBLIGATIONS	9

7.	STANDARD FOR SERVICES	9

8.	CHANGES TO SERVICES	10

9.	LIMITATION OF LIABILITY; TIME-BAR OF CLAIMS	11

10.	TRANSITION SERVICE MANAGER	12

11.	TERM; TERMINATION	12

12.	TERMINATION OF SUPPLY AND SERVICE AGREEMENTS	13

13.	INTELLECTUAL PROPERTY	13

14.	INFORMATION TECHNOLOGY	14

15.	EMPLOYMENT	15

16.	CONFIDENTIALITY AND DATA PROTECTION	15

17.	MISCELLANEOUS	16

18.	NOTICES	17

19.	DISPUTE RESOLUTION	18

20.	GOVERNING LAW	18

Schedule 1 - Applications, Services, Other Assistance		20

Schedule 2 - Data Protection and Authorized Sub-Processors		23

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

THIS TRANSITIONAL SERVICES AGREEMENT ("Agreement") is made on [•], 2021

BETWEEN:

(1)	SIVANTOS PTE. LTD., a company incorporated and registered in Singapore (Registration No. 198600657G) whose registered office is at 18 Tai Seng Street, #08-08, Singapore 539775 ("WSA"); and

(2)	hear.com N.V., a company incorporated and registered in the Netherlands (Registration No. 81157959) whose registered office is at Amsterdamsestraatweg 421, 3551 CL Utrecht, the Netherlands ("HC"),

each a "Party" and together the "Parties".

BACKGROUND:

(A)	In preparation for HC’s initial public offering (the “IPO”), HC intends to acquire certain entities and assets from WSA and the direct and indirect subsidiaries of WSA (the "Carve-Out").

(B)	Following the Carve-out, the WSA Group (as defined below) will render to the Hear.com Group (as defined below) certain use of applications, services and other assistance on a transitional basis for a transition period as specified in this Agreement to allow the Hear.com Group to continue to run its business in the ordinary course of business and substantially in the same manner as at the Effective Date (as defined below) and to allow it to obtain alternative sources of supply of such services within a reasonable time in accordance with the terms and subject to the conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The following definitions in this clause apply in this Agreement:

"Affiliate" means:

(a) for WSA, a legal entity, now or hereafter, directly or indirectly, owned or controlled by, or owning or controlling, or under common control with by WSA, but such legal entity shall be deemed to be an Affiliate only so long as such ownership or control exists; for the avoidance of doubt, following the implementation of the Carve-out, HC and its direct and indirect subsidiaries shall no longer be deemed Affiliates of WSA; and

(b) for HC, a legal entity, now or hereafter, directly or indirectly, owned or controlled by, or owning or controlling, or under common control with by HC, but such legal entity shall be deemed to be an Affiliate only so long as such ownership or control exists; for the avoidance of doubt, following the implementation of the Carve-out, WSA and its direct and indirect subsidiaries (excluding HC and its direct and indirect subsidiaries) shall no longer be deemed Affiliates of HC.

For purposes of this definition "control" of a legal entity shall mean to have, directly or indirectly, the power to direct or cause the direction of the management and policies of a legal entity, whether (i) through the ownership of voting securities entitling to the right to elect or appoint, directly or indirectly, the majority of the board of directors, or a similar managing authority; or (ii) by contract; or (iii) otherwise.

For the purpose of this definition, "ownership" means control of more than a fifty per cent (50%) interest in an entity.

“Applicable Laws” means all applicable law, binding rules, enactments, secondary legislation, regulations, regulatory policies, regulatory guidelines, industry codes, regulatory permits and regulatory licenses, in each case which are in force from time to time.

"Business Day" shall mean any day other than a Saturday or Sunday, or a public holiday, on which banks are normally open for general business in Singapore, Germany, the Netherlands and the United States.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

“Carve-Out” has the meaning given to it in preamble (A).

“Change” has the meaning given to it in Clause 8.1.

“Change Note” has the meaning given to it in Clause 8.4.

“Change Proposal” has the meaning given to it in Clause 8.3.

“Change Request” has the meaning given to it in Clause 8.1.

"Confidential Information" means all information of a confidential nature or which would be deemed confidential by a reasonable business person (however recorded and whether marked as confidential or not) belonging to a Party or an Affiliate which is disclosed to or received by the other Party or its Affiliate, whether before or after the date of the Agreement, directly or indirectly, in connection with this Agreement, including the terms of this Agreement and any financial, technical, operational, commercial, employee, management, product and other information and/or data of whatever kind (including all information relating to the trade secrets, operations, manufacture processes, distribution channels, sales, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs and/or business) of the disclosing party and/or its customers, clients, suppliers and/or Affiliates.

“Developed Materials” has the meaning given to it in Clause 13.1.

"Effective Date" has the meaning given to it in Clause 11.1.

"Force Majeure" means: act of God; fire; flood; storm; explosion; civil disorder; strike; lockout or other labor trouble; material shortages of utilities, facilities, labor, materials or equipment; accident; any law, ordinance, regulation or requirement of a competent governmental authority; riot; war; acts of terror or other cause beyond reasonable control of the WSA Group. In case of any Services that are provided on the basis of Third Party Contracts, a “Force Majeure” event shall only be deemed to have occurred if, to the extent and for so long as the counterparty under the applicable Third Party Contract is excused from performing its obligations in accordance with the equivalent provisions of the applicable Third Party Contract.

“Group” means the HC Group or the WSA Group, as the context may require.

"Hear.com Group" means HC and each of its Affiliates from time to time.

"Intellectual Property Rights" means all worldwide intellectual property rights, including rights in patents, design rights, utility models, copyrights, software, works of authorship, neighboring rights, database rights, inventions, processes, know-how, and trade secrets, whether registered or not, and including applications and registrations for any of the foregoing, and all goodwill associated with any of the foregoing. Intellectual Property Rights do not include trademarks, tradenames, domain names, logos, or trade dress.

“IPO” has the meaning given to it in preamble (A).

“IT” means computers, computer systems, workstations, networks, servers, routers, hubs, circuits, switches, data communications lines, hardware, software, databases and all other equipment and systems (including any outsourced systems and processes) used to create, receive, process, store, maintain, transmit and operate data and functions used in conjunction with the Hear.com Group’s business, including systems to operate payroll, accounting, billing/receivables, payable, inventory, asset tracking, customer service and human resources functions.

"Licensed Products" has the meaning given to it in Clause 13.3.

“Omitted Service" has the meaning given to it in Clause 2.2.

"Sales Tax" means value added tax or similar tax.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

"Schedule 1" has the meaning given to it in Clause 2.1.

"Service" and "Services" have the meaning given to it in Clause 2.1.

"Termination Date" has the meaning given to it in Clause 11.1.

“Third Party” means each person who is not a Party to this Agreement other than each Party’s respective Affiliates and permitted successors and assigns.

"Third Party Contract" has the meaning given to it in Clause 4.1.

"Third Party Consent" shall mean any permission, consent, agreement or authorization required from a Third Party under a Third Party Contract for the provision of any of the Services.

"Transition HC Manager" has the meaning given to it in Clause 10.2.

"Transition Service Manager" and "Transition Service Managers" have the meaning given to it in Clause 10.2.

"Transition WSA Manager" has the meaning given to it in Clause 10.1.

“WSA Group” means WSA and each of its Affiliates from time to time.

1.2.	References to Clauses and Schedules are to the clauses of and the schedules to this Agreement. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules. Clause and Schedule headings shall not affect the interpretation of this Agreement.

1.3.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality). Unless the context otherwise requires, words in the singular shall include the plural and vice versa.

1.4.	Unless expressly stated otherwise:

(a)	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include reference to all subordinate legislation made from time to time; and

(b)	any reference to this Agreement or to any other agreement or document shall be construed as referring to this Agreement or, as the case may be, such other agreement or document as amended, supplemented, or novated from time to time.

1.5.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.6.	The Parties have participated jointly in the negotiation and drafting of this Agreement and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

2.	SERVICES TO BE PROVIDED

2.1.	On the terms and subject to the conditions of this Agreement, WSA shall provide, and shall procure that its Affiliates provide, on the terms and subject to the conditions of this Agreement, to the Hear.com Group the applications, services and other assistance identified and specified in Schedule 1 - Applications, Services, Other Assistance (the "Schedule 1"), (collectively, the "Services", and each a "Service"). In the event of any discrepancy between the provisions of Schedule 1 and this Agreement, the provisions of this Agreement shall prevail except as expressly specified in this Agreement.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

2.2.	Should HC during the duration of this Agreement become aware of any additional service that was provided by the WSA Group to the hear.com Group in the 12 (twelve) months prior to the Effective Date (an “Omitted Service”, provided that any service that was considered and discussed by the Parties when compiling Schedule 1 but intentionally left out of Schedule 1 shall not be deemed an Omitted Service), and such service is necessary for the Hear.com Group to continue to run its business in the ordinary course of business and substantially the same manner as at the Effective Date, HC may submit a written request to WSA, requesting that the WSA Group provide the Omitted Service. Following receipt of such a request, WSA shall use reasonable endeavors to provide, and shall procure that its Affiliates provide, the Omitted Service as if it were part of the Services. If the WSA Group, using reasonable endeavors, is able to provide the Omitted Service, the provision of the Omitted Service shall commence as soon as reasonably practicable following receipt of a written request. Unless otherwise agreed by the Parties, the term for the Omitted Service shall be the minimum period necessary for the Hear.com Group to transition away from the Omitted Service, taking into account any interdependence that the Omitted Service may have with other Services or Omitted Services. The cost of such Omitted Service shall be agreed by the Parties, acting in good faith.

2.3.	WSA shall use, and shall procure that its Affiliates shall use, all reasonable endeavors to perform the Services in accordance with all lawful and reasonable directions, instructions and requests from HC, provided that any such direction, instruction or request shall not run contrary to anything agreed between the Parties under this Agreement, including pursuant to Clauses 4 and 8.

2.4.	Throughout the term of this Agreement, in connection with providing and receiving the Services, WSA and HC shall comply, and shall procure that each of their respective Affiliates comply, with all Applicable Laws and regulations with respect to or affecting the Services.

3.	SUB-CONTRACTING

3.1.	WSA and its Affiliates may subcontract any part of its obligations under this Agreement:

(a)	without HC’s prior written consent, to another member of the WSA Group;

(b)	without HC’s prior written consent, if that obligation relates to the performance of a Service that WSA or its Affiliates also use and WSA or its Affiliates have also engaged the same Third Party provider to provide such Service to WSA or its Affiliates; or

(c)	otherwise with HC's prior written consent (such consent not to be unreasonably withheld or delayed).

3.2.	To the extent that WSA or its Affiliates subcontracts any of its obligations under this Agreement to a Third Party provider:

(a)	performance by the Third Party provider of WSA’s obligations under this Agreement shall discharge WSA’s obligations in respect of such Services to the same extent as if WSA had itself performed those obligations and all references in this Agreement to “perform” the Services (or similar terms) are deemed to include performance by the WSA Group or any Third Party service provider;

(b)	WSA shall use reasonable endeavors to ensure the Third Party provider’s full compliance with all relevant provisions of this Agreement; and

(c)	subject to Clause 4, WSA shall remain liable for all acts and omissions of the Third Party provider as if those acts and omissions were WSA’s own to the same extent that the Third Party provider is liable to WSA under the Third Party Contract.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

4.	THIRD PARTY SUPPLIERS; FORCE MAJEURE

4.1.	To the extent that any Service to be provided by a member of the WSA Group to the Hear.com Group under this Agreement is (a) provided through a Third Party provider or (b) dependent in whole or in part upon receipt by the WSA Group of the services, rights (e.g. license rights) or functionalities provided by a Third Party, the following provisions shall apply with respect to the relevant agreement with the Third Party provider (any such agreement a “Third Party Contract”).

4.2.	To the extent not already obtained on or prior to the Effective Date, the WSA Group shall use all reasonable endeavors to identify, obtain and maintain for the applicable term of providing a Service all Third Party Consents as are required for the performance of the respective Services under this Agreement to permit the Supplier to provide the Services in the manner in which they were provided or used immediately prior to the Effective Date by the Hear.com Group, as soon as reasonably practicable, on fair and reasonable terms.

4.3.	If there are any costs for obtaining Third Party Consents from Third Parties, WSA shall contact HC within reasonable time providing reasonable details about any such costs. HC shall instruct WSA if it wants to obtain such Third Party Consent, in which case it shall bear the costs of obtaining the Third Party Consent, or if it instead wants to change or terminate such Service in accordance with the provisions of this Agreement. For the avoidance of doubt, the WSA Group shall bear any of its internal costs that are incurred in connection with obtaining any Third Party Consents.

4.4.	The Hear.com Group shall provide the WSA Group with such assistance as the WSA Group may reasonably require to obtain the Third Party Consents referred to above, including, if requested by the WSA Group, disclosure of required information or documents (subject to Applicable Laws), and other reasonable assistance with negotiating the terms and conditions with any Third Party providers. The WSA Group shall have due regard to any reasonable representations made by the Hear.com Group in relation to any attempts to obtain or maintain any Third Party Consent.

4.5.	Nothing in this Agreement shall prevent the Hear.com Group from communicating with any Third Party in connection with the negotiation or execution of the Hear.com Group’s own arrangements with such Third Party for standalone operations. Where, for such purposes, HC wishes to communicate with any Third Party from whom the WSA Group is attempting to secure or has secured a Third Party Consent, the Hear.com Group shall provide the WSA Group with prior written notice of any such direct communication. The WSA Group shall use reasonable endeavors to comply with any reasonable requests of the Hear.com Group in order to facilitate such discussions between the Hear.com Group and the relevant Third Party.

4.6.	Where a Third Party Consent is required in order for the WSA Group to provide any element of the Services; and either (i) despite the WSA Group using all reasonable endeavors, such Third Party Consent cannot be obtained or maintained, (ii) the relevant Third Party provider has notified the WSA Group that it has terminated or revoked such Third Party Consent based on other reasons than solely a fault of the WSA Group, (iii) HC has decided not to obtain such Third Party Consent in accordance with Clause 4.3, the WSA Group shall (a) not be obligated to provide the relevant element of the Services to the Hear.com Group, (b) in the case of (i) or (ii) notify HC of such fact as soon as reasonably practicable and (c) acting reasonably and in good faith, discuss with HC the procurement of, and provide all reasonable assistance to enable the HC to put in place, alternative arrangements for the provision of the replacement services.

4.7.	Subject to Clause 4.3, HC shall accept the terms entered into by WSA and the Third Party provider in the Third Party Contracts and the Third Party Consents as though it is the party entering into the contract, including but not limited to terms of use and compensation, and HC shall comply, and shall procure that its Affiliates comply, with the terms of the Third Party Contracts and corresponding Third Party Consents to the extent they are relevant to the receipt of the Services and to the extent HC has received a prior written notification of the relevant terms of the Third Party Contracts and corresponding Third Party Consents which are applicable to the Hear.com Group’s use of the Services.

4.8.	The WSA Group may cease to provide any part of a Service (i) upon termination of a Third Party Contract in the event and to the extent that the Third Party provider under such Third Party Contract is required to provide the relevant part of the Service and the termination has not been caused by the acts or omissions of the WSA Group; or (ii) in the event a supplier under a Third Party Contract makes a change or reduction in the systems generally utilized in rendering such Service having a material adverse effect to the rendering of such Service; or (iii) at the request of HC. In the case of (i) and (ii), WSA shall (a) notify HC as soon as reasonably practicable and (b) provide all reasonable assistance to enable the Hear.com Group to put in place alternative arrangements for the provision of the replacement services.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

4.9.	Each Party shall be excused from the performance of any of its obligations under this Agreement and such obligations shall be extended by a period reasonable under the circumstances if the performance thereof is prevented or delayed by Force Majeure. A Party shall in case of such events of Force Majeure promptly notify the other Party in writing and furnish it with all relevant information thereof, including the likely duration of the non-performance or delay. In the case of Force Majeure, the affected provisions of this Agreement, including the payment obligations for service charges in respect of the affected Services, shall be suspended to the extent necessary during the period of such disability. Each Party shall use its reasonable endeavors (including implementing appropriate contingency plans) to minimize the effects of a Force Majeure event and generally take steps with a view to resuming full performance of its obligations under this Agreement as soon as reasonably practicable. Either Party may, without prejudice to its other rights or remedies, terminate a Service or this Agreement (as a whole) if, as a result of Force Majeure, the provision or receipt of the relevant Service or the other Party’s performance of its obligations under this Agreement (as applicable) is not resumed within one month after a notice from the first Party to the other Party. For the avoidance of doubt, no event or circumstance shall be deemed to be Force Majeure where (i) a Service is a service provided both to the Hear.com Group and the WSA Group, and (ii) ceasing to provide such Service would unduly discriminate against the Hear.com Group as compared with the treatment that is granted, or would be granted, to the WSA Group.

5.	SERVICE CHARGE; PAYMENT TERMS

5.1.	The service charges to be paid by the member(s) of the Hear.com Group receiving a Service to the member(s) of the WSA Group providing the Service are set out in Schedule 1 and, to the extent applicable, are based on the historic service charges paid by members of the Hear.com Group to the WSA Group, provided, however, that such Services in any event shall be charged on arms’ length terms. If applicable, the charges of any Services may be revised by mutual agreement of the Parties (both Parties acting reasonably and in good faith) to reflect the requirements of any transfer pricing principles applicable to the Parties and their Groups.

5.2.	All amounts payable under or provided for in this Agreement (including any service fees) are stated as exclusive of any applicable Sales Tax. Should any transaction contemplated by this Agreement be subject to Sales Tax, (i) the relevant member of the WSA Group shall provide a valid Sales Tax invoice to the relevant member of the Hear.Com Group and (ii) the relevant member of the Hear.com Group shall pay such Sales Tax in addition to the respective service charge.

5.3.	All payments shall be made by the members of the Hear.com Group without any deduction or withholding of taxes. Where tax is required to be withheld in accordance with any Applicable Laws, the sum payable by members of the Hear.com Group shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant member of the WSA Group receives a net sum equal to the sum which it would have received had no such deduction or withholding been made or required to be made. Prior to the payment date, the members of the WSA Group, if eligible, shall provide such documentation prescribed by Applicable Laws or reasonably requested by members of the Hear.com Group as will enable the members of the Hear.com Group to make such payment without withholding or at a reduced rate of withholding.

5.4.	Notwithstanding Clause 11.2, if and to the extent that, the WSA Group ceases to provide an element of a Service, the relevant member of the Hear.com Group shall be relieved of paying that portion of the service charges which is commensurate with, or attributable to, such element, as the case may be.

5.5.	Subject to Clause 5.8, members of the WSA Group providing a Service shall invoice the member of the Hear.com Group receiving a Service on a monthly basis. Such members of the Hear.com Group shall pay the invoiced service charge in respect of the Services within thirty (30) days from the date of receipt of the respective invoice by transfer to the bank account designated by WSA or its Affiliates.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

5.6.	Unless otherwise agreed in writing by the Parties, (i) all Service charges shall be invoiced and be payable in the currency specified for the relevant Service in Schedule 1 and (ii) all other amounts payable under this Agreement shall be invoiced and payable in Euro (€).

5.7.	In the event and to the extent that HC or its Affiliates are in default with any payment obligation under this Agreement, they shall without any further notice be liable to pay default interest equal to the rate of two per cent (2%) per annum from the due date for payment until payment calculated on the basis of a 360 day year.

5.8.	Specific payment terms with respect to a Service may be set out in Schedule 1, in which case such specific terms instead of Clause 5.5 apply.

6.	COOPERATION OBLIGATIONS

6.1.	Each Party shall provide, and shall procure that its Affiliates provide, the other Party and its Affiliates with all cooperation and assistance reasonably necessary to enable the other Party and its Affiliates to perform their obligations hereunder. This obligation shall include in particular that (a) each Party takes decisions, approvals and acceptances within reasonable time as to matters reasonably requested by the other Party, (b) each Party is provided with all information and documentation reasonably requested by the other Party in connection with the provision of the Services and (c) each Party shall grant reasonable access to the other Party and its professional advisers to such records for the purpose of verifying the accuracy of any invoice, costs, expenses or fees under this Agreement.

6.2.	WSA shall provide, and shall procure that its Affiliates provide, such assistance as the Hear.com Group may reasonably require to effect a full and orderly transfer of the provision of Services to the Hear.com Group or to a Third Party nominated by the Hear.com Group to assist in this regard. Should such transfer or transfer assistance cause the WSA Group to incur additional costs, the Hear.com Group shall procure that the relevant member of the Hear.com Group reimburses the WSA Group for such expenses, provided that all such costs have been preapproved by HC in writing.

6.3.	If HC fails to comply with its obligations under this Clause 6 and such failure hinders, prevents or affects WSA's ability to provide the Services, WSA shall not be liable or responsible for any non-performance, partial non-performance or non-compliance with any specification in respect of such Services to the extent caused by such failure.

6.4.	Where any Party or any member of its Group has access to the other Party’s or any member of its Group’s systems in order to receive or provide the Services, the Party and each member of its Group shall comply with all applicable bona fide policies, as notified to it in writing by the other Party from time to time, applicable to the provision and the receipt of the Services, including but not limited to information security policies. WSA shall comply with, and shall ensure that its personnel, Affiliates, agents and subcontractors shall comply with, all applicable written policies, standards and procedures of the HC Group relating to the security, integrity and confidentiality of the HC Groups information technology systems as if they related to WSA Group information technology systems when performing its obligations in respect of the Services.

7.	STANDARD FOR SERVICES

7.1.	Except as otherwise provided in this Agreement, and provided that WSA is not restricted by an existing contract with a Third Party or by any Applicable Laws, WSA agrees to perform, and shall procure that its Affiliates perform, the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are (i) no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of WSA prior to the date of this Agreement (or, if not so previously provided, then substantially the same as that applicable to similar services provided to WSA's Affiliates) and (ii) in no event at a lower standard than that employed by members of the WSA Group in providing similar services to members of the WSA Group in the 12 (twelve) months immediately prior to the Effective Date. Subject to Clause 4, in the event there is any restriction on WSA by an existing contract with a third party that would restrict the nature, quality or standard of care applicable to the delivery of the Services, WSA shall use reasonable efforts to seek to obtain a waiver of such restriction from such third party it being understood that WSA shall not be required to make any payments (unless HC agrees to the amount of any such payment and provides WSA in advance with the funds to enable WSA to make such payment) or otherwise grant any accommodation to such third party in order to obtain such waiver).

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

7.2.	Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that HC assumes all risks and liability arising from or relating to their use of and reliance upon the Services and WSA makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, WSA HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

8.	CHANGES TO SERVICES

8.1.	Either Party may notify the other Party in writing of any change to the Services it proposes (a “Change”), specifying in as much detail as is reasonably practicable the nature of the proposed Change (a “Change Request”).

8.2.	Within 5 (five) Business Days (or, in the event that the Change Request relates to a Service that the WSA Group is required to procure from a Third Party, 10 (ten) Business Days) after sending or receiving a Change Request, WSA shall provide HC with brief written information in relation to the relevant Change, including:

(a)	brief details of the likely impact, if any, of the Change Request on the Services, and any significant likely impact on any other part of this Agreement; and

(b)	an estimate of the cost of implementation and/or ongoing operation of the relevant Change, including any alteration of the Service charges or any additional Service charges.

8.3.	WSA shall, as soon as reasonably practicable and in any event no later than 10 (ten) Business Days after receiving notice from HC that it wishes to proceed with the proposed Change, provide HC with a written proposal in relation to the relevant Change (a “Change Proposal”), including:

(a)	full details of the proposed Change and its impact on the Services including any changes to its description (including the service levels) and any other variations to this Agreement;

(b)	a statement of the cost and expense of implementation and ongoing operation of the relevant Change, including any alteration of the Service charges or any additional Service charges;

(c)	a timetable for the implementation of the Change, including for obtaining any relevant Third Party Consents; and

(d)	any other information that HC may specify.

8.4.	HC shall notify WSA if it accepts (with or without modifications) or rejects the Change Proposal as soon as reasonably practicable (and in any event within 10 (ten) Business Days) after its receipt of it. The Parties shall act reasonably in agreeing any Change Proposal. If the Parties agree the Change Proposal, each Party shall sign a change note authorizing the Change (a “Change Note”). If the Parties cannot reach agreement on any Change Proposal, either Party may escalate the matter to be resolved in accordance with the terms of this Agreement, provided that, and subject to the obligation to act reasonably, no Party is obliged to agree to any Change (other than in accordance with Clauses 8.5 and 8.6).

8.5.	HC shall agree to any Change requested by WSA which is:

(a)	necessary for the WSA Group to comply with Applicable Laws (provided that it shall not cause HC or any member of the Hear.com Group to be in breach of Applicable Laws); or

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

(b)	subject to any Third Party Contracts and required Third Party Consents, reasonably necessary to avoid an adverse effect on the WSA Group’s business, unless such Change would: (A) adversely impact the ability of the Hear.com Group to comply with Applicable Laws or any Third Party Contracts and Third Party Consents; (B) increase the Hear.com Group’s costs and expenses associated with the provision of the Services (unless the Hear.com Group has agreed to reimburse such increased costs and expenses); or (C) have a material adverse effect on the performance, functionality or architecture of the Hear.com Group’s systems, or the business of the Hear.com Group.

8.6.	WSA shall agree to any Change requested by HC which is:

(a)	necessary for the Hear.com Group to comply with Applicable Laws (provided that it shall not cause WSA or any member of the WSA Group to be in breach of Applicable Laws);

(b)	subject to any relevant Third Party Consents being obtained, necessary to enable the Hear.com Group’s continued receipt of the Services; or

(c)	reasonably necessary to avoid an adverse effect on the Hear.com Group’s business, unless such Change would: (A) adversely impact the ability of the WSA Group to comply with Applicable Laws or any Third Party Contracts and Third Party Consents; (B) increase the WSA Group’s costs and expenses associated with the provision of the Services (unless the WSA Group has agreed to reimburse such increased costs and expenses); or (C) have a material adverse effect on the performance, functionality or architecture of the WSA Group’s systems, or the business of the WSA Group.

8.7.	Neither Party shall have any obligation to commence work or make any payment in connection with any Change until the relevant Change Note is agreed by the Parties. Unless and until a Change has been agreed by the Parties pursuant to the Change Proposal, this Agreement and the Parties' respective rights and obligations under it shall remain unchanged.

9.	LIMITATION OF LIABILITY; TIME-BAR OF CLAIMS

9.1.	The liability of WSA under this Agreement shall in no event exceed 100% of the total Service charges that have been paid or become payable under this Agreement.

9.2.	Under no circumstances whatsoever shall either Party and its Affiliates be liable to the other Party and its Affiliates, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any loss of profit, loss of goodwill, loss of business, loss of business opportunity, loss of anticipated saving, loss or corruption of data or information, procurement of substitute goods and/or services, or any special, indirect or consequential damage suffered by the other Party and its Affiliates that arises under or in connection with this Agreement.

9.3.	Any claim HC and its Affiliates may have under this Agreement shall, to the extent legally permissible, become time-barred within six (6) months after HC obtains actual knowledge of the respective breach of obligation caused by WSA or any of its Affiliates.

9.4.	Nothing in this Agreement shall limit or exclude the liability of either Party for:

(a)	any liability for fraud or fraudulent misrepresentation;

(b)	any willful default; or

(c)	any other liability to the extent to which it cannot be lawfully excluded.

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10.	TRANSITION SERVICE MANAGER

10.1.	WSA shall appoint one or more persons as "Transition WSA Manager" who shall have the overall responsibility for managing and coordinating the delivery of all Services. The Transition WSA Manager(s) shall consult and coordinate all important aspects of the Services with the Transition HC Manager(s). WSA may at its discretion select and exchange the appointed persons.

10.2.	HC shall appoint one or more persons as "Transition HC Manager" (the Transition WSA Manager and the Transition HC Manager collectively the "Transition Service Managers" and individually also "Transition Service Manager") who shall have the overall responsibility for managing and coordinating the receipt of all Services. The Transition HC Manager(s) shall consult and coordinate all important aspects of the Services with the Transition WSA Manager(s). HC may at its discretion select and exchange the appointed persons.

10.3.	The Transaction Service Managers shall be the following:

Party	Name	Email
Transition WSA Manager	For IT: Roman Lychman For Treasury: Henning Klemmensen	For IT: roman.lychman@wsa.com For Treasury: henning.klemmensen@wsa.com
Transition HC Manager	For IT: Lennart Will For Treasury: Dirk Reuther	For IT: lennart.will@audibene.de For Treasury: dirk.reuther@audibene.de

10.4.	Each Party shall procure that the owners of certain Services and subject matter experts respond as soon as reasonably practicable to any reasonable request from a Transition Service Manager for information in respect of the status and performance of each of the Services, which information may be provided in writing or orally to the Parties (subject to any bona fide confidentiality obligations and Applicable Laws).

11.	TERM; TERMINATION

11.1.	This Agreement shall become effective at the time of pricing of the IPO (the "Effective Date") and, unless otherwise agreed between the Parties, shall expire on 31 December 2023 (the “Termination Date”). The term of all Services shall be as specified in Schedule 1, with an automatic extension by one (1) period of three months where this is indicated in Schedule 1, unless HC terminates the term of a Service as of an earlier date in accordance with Clause 11.2. Where the term of a Service is automatically extended in accordance with this Clause 11.1, all Services that are being provided by the WSA Group immediately prior to such point in time are to be provided by the WSA Group for such extended term. For the avoidance of doubt, where the term of a Service has expired in accordance with the terms of this Agreement, this Agreement shall only apply to any Services for which the term is still running and the Service charges shall be proportionately reduced to cover only such Services that are still subject to the terms of this Agreement.

11.2.	HC is entitled to terminate or reduce the Hear.com Group’s use of any Service (or any separable element of any of the Services) received by it prior to the Termination Date by providing 30 (thirty) days' prior written notice to WSA, provided that no such reduction or termination shall be possible for Services listed in Category A, line 1 of Schedule 1 (Office, Windows, Azure Cloud). Due to dependencies between Services set out in Schedule 1, certain Services in Schedule 1 may have to be terminated simultaneously. In circumstances where the provision of Services is reduced or terminated in accordance with this Clause 11.2, the Service charges attributable to such Services shall be proportionately reduced to reflect such reduction or termination, either (i) as per the details of Schedule 1; or (ii) as agreed by the Parties acting in good faith.

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11.3.	Either Party may terminate this Agreement with immediate effect by written notice upon the occurrence of one of the following events:

(a)	the other Party commits a single material breach, or a series of breaches that taken together constitute a material breach, of any term of this Agreement if such material breach is irremediable or (if such material breach is remediable) it fails to remedy that material breach within a period of thirty (30) days after being notified in writing to do so; or

(b)	the other Party voluntarily files a petition in bankruptcy or a petition in bankruptcy is involuntarily filed against the other Party (which petition is not discharged within thirty (30) days after filing), the other Party ceases to be able to pay its debts as and when they become due or any step is taken to appoint a receiver, a liquidator, an administrator or other like person in respect of the other Party.

11.4.	In the event that the Service is dependent in whole or in part upon receipt by WSA of services, rights (e.g. license rights) or functionalities provided by a Third Party, including but not limited to software, HC shall, and shall procure its Affiliates, remove from its computer system all such services, rights or functionalities.

11.5.	Termination or expiry of this Agreement for whichever cause shall not affect any rights or obligations which may have arisen prior to such termination or expiry. Provisions of this Agreement which either are expressed to survive its expiry or termination or from their nature or context it is contemplated that they are to survive such termination, shall remain in full force and effect notwithstanding such expiry or termination, including Clauses 1, 9, 11.5, 13, 16, 17, 18, 19 and 20 of this Agreement and Clauses 1.6 and 1.9 of Schedule 3, which shall continue in full force and effect notwithstanding termination or expiry of this Agreement.

12.	TERMINATION OF SUPPLY AND SERVICE AGREEMENTS

12.1.	Subject to Clause 12.2 below, the Parties agree that all supply and service relationships between the Parties are herewith terminated with effect as of the Effective Date, whether based on supply or service agreements or on internal cash settlements, and the Parties shall procure that the same applies to the supply and service relationships between their respective Affiliates and the other Party and/or the other Party’s Affiliates.

12.2.	For the avoidance of doubt, the following agreements and relationships between the Parties and/or their Affiliates shall not be subject to Clause 12.1:

(a)	the framework agreement between WSA and HC regarding the supply of hearing aids, related products and services;

(b)	the relationship agreement between, among others, HC and certain entities of the WSA Group and any other agreements to be entered into in connection with HC’s IPO; and

(c)	the registration rights agreement between, among others, HC and certain entities of the WSA Group to be entered into in connection with HC’s IPO.

13.	INTELLECTUAL PROPERTY

13.1.	Unless explicitly stated otherwise herein, this Agreement and the performance by each Party of its obligations hereunder will not affect the ownership of any Intellectual Property Rights of any Party. All rights and licenses not expressly granted by a Party under this Agreement are reserved by such Party.

13.2.	All Intellectual Property Rights in work product developed by WSA or any of its employees, Affiliates, or subcontractors in the course of performing any Services and that relate exclusively to the business and operations of the Hear.com Group or that are developed specifically for the Hear.com group, including in any materials, software, processes, methods, know-how, inventions, developments, algorithms, software, specifications, and data (the “Developed Materials”) will be owned by HC and WSA hereby assigns to HC all of its right, title and interest in and to the Developed Materials. WSA shall procure the assignment by its employees, Affiliates or subcontractors of all necessary rights to WSA for the purpose of making the foregoing assignment. To the extent that the foregoing assignment is not permitted by Applicable Laws, WSA hereby waives all of its rights under such Intellectual Property Rights, and shall ensure that the such non-assignable Intellectual Property Rights are waived by each of its employees, Affiliates, and subcontractors.

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13.3.	With regard to any software and documents provided hereunder and necessary for the provision of the Services ("Licensed Products") and WSA’s Intellectual Property Rights, the WSA Group hereby grants to the Hear.com Group a royalty-free, non-exclusive, non-transferrable (other than as expressly permitted herein), and sub-licensable (solely to third parties providing services on behalf of the Hear.com Group) license to use the Licensed Products and WSA Group’s Intellectual Property Rights, to the extent and for such time as necessary for the receipt and use of the Services.

13.4.	HC hereby grants to WSA Group a non-exclusive, non-transferable (other than as expressly permitted herein), royalty-free and sub-licensable (solely to third parties providing services on behalf of WSA Group) license to use the HC Group’s Intellectual Property Rights, including in the Developed Materials, to the extent and for such time as necessary for the performance of its obligations under this Agreement.

13.5.	Promptly following their creation, WSA shall deliver to HC (or to a designee appointed by HC) all tangible embodiments of Developed Materials, including any applicable source code (along with compilation and execution scripts, configuration files, lists of programming tools, libraries and other elements and the necessary documentation and information necessary to bring such source code to executable form).

13.6.	WSA shall defend, hold harmless and indemnify, or, at its option, settle all actions, suits or proceedings brought by any Third Party against the Hear.com Group arising out of or in connection with any claim that the Services, including the Developed Materials, infringe any Third Party Intellectual Property Rights, provided that the Hear.com Group: (i) is using such Intellectual Property Rights in accordance with the terms of this Agreement; (ii) promptly notifies WSA in writing of such claim; (iii) does not agree to any settlement or compromise of the claim without WSA’s prior written consent; (iv) gives WSA express authority to conduct all negotiations and litigation arising from such claim; and (v) provides WSA with all available information and assistance as WSA may reasonably require. Notwithstanding anything to the contrary in the foregoing, if, and solely to the extent, the Developed Materials or Services alleged to infringe Third Party Intellectual Property Rights are a Licensed product or a Developed Material created by a Third Party subcontractor for WSA, then WSA shall indemnify HC to the fullest extent that WSA is indemnified by such Third Party under WSA’s agreement with such Third Party.

14.	INFORMATION TECHNOLOGY

14.1.	Each Party shall:

(a)	maintain reasonable and appropriate technical and organizational privacy and security measures at a standard that is, at a minimum, comparable to that which was maintained in the twelve (12) months prior to the Effective Date to protect IT used by each Party (and data stored therein and processed thereby) from unauthorized access, use, disclosure, alteration, deletion, or disruption.

(b)	not attempt to obtain access to, use, disclose or interfere with any IT or data collected, used, created, received, maintained, transmitted, or processed by the other Party except to the extent necessary to do so in order to provide or to receive the Services;

(c)	comply with the other Party's IT, privacy and systems and security procedures as notified by each Party to the other in writing from time to time. If either Party reasonably determines that the other (or any person acting under its authority) is not in full compliance with its IT, privacy and systems and security procedures, that Party may immediately terminate the access of the other Party (or any person acting under its authority, as applicable) to its IT upon notification to the other Party, provided that the breaching Party has first been given ten (10) Business Days to rectify the non-compliance and has failed to do so.

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14.2.	Unless otherwise expressly agreed in writing, each Party shall at its sole cost and expense (subject to advance confirmation and agreement on the expected cost and expense) reasonably cooperate with and undertake any actions (including planning and sourcing specific IT infrastructure, systems, services and products and providing all necessary resources, including personnel, tools, means of communication and software) in order to procure that the Hear.com Group becomes independent from the WSA Group’s IT and Services as soon as reasonably possible after the Effective Date.

15.	EMPLOYMENT

15.1.	The Parties acknowledge and agree that it is intended that the WSA Group’s employees providing Services under this Agreement shall, subject to the relevant WSA Group company’s right to terminate under the terms and conditions of the relevant contract of employment and Applicable Laws, remain the employees of the relevant company of the WSA Group for the duration of this Agreement, subject to the terms of this Clause 15.

15.2.	The Parties acknowledge and agree that it is intended that any provisions under Applicable Laws providing for an automatic transfer of employees or Third Party providers from the WSA Group by operation of law or for employer substitution, or that permit the transfer of employees without an offer of employment, and similar laws and regulations in any jurisdictions due to the provision or cessation of any of the Services and/or any of the other matters contemplated by this Agreement or its termination shall not apply in respect of any such employees or Third Party providers. Accordingly, no individual’s employment with any member of the WSA Group shall terminate as a result of the provision or cessation of any of the Services and/or any of the other matters contemplated by this Agreement or its termination.

16.	CONFIDENTIALITY AND DATA PROTECTION

16.1.	Each Party undertakes to keep, and shall procure its Affiliates to keep, as confidential all Confidential Information belonging to the other Party and their Affiliates and to not, either during or after the duration of this Agreement, use or disclose any such Confidential Information, except with the prior written consent of the other Party or as permitted by this Clause 16.

16.2.	Each Party may, strictly for the purposes of performing, implementing and/or exercising that Party’s rights and/or obligations under this Agreement and/or seeking professional advice in respect of the same, use the other Party’s Confidential Information and/or disclose it under obligations of confidence to that Party’s employees, officers, agents, personnel, professional advisors and, to the extent they are subject to confidentiality undertakings in accordance with this Clause 15.2 and disclosure is necessary for a Party or its Affiliates to comply with their obligations under this Agreement (or, in the case of the Hear.com Group, the set-up of its own corporate functions and services), Third Parties . Each Party shall take all reasonable steps and precautions to ensure that the other Party’s Confidential Information and that of their Affiliates remains confidential at all times and the persons to whom it makes such disclosures comply with the confidentiality obligations contained in this Clause 16 as though they were a party to this Agreement. Each Party shall at all times remain primarily responsible for any unauthorized use or disclosure of the other Party’s Confidential Information by it and/or any person to whom it has disclosed the same.

16.3.	The obligations of confidentiality in this Clause 16 shall not extend to any matter which a Party can show:

(a)	is in, or has become part of, the public domain other than as a result of a breach of confidence by that Party or any person to whom it has disclosed the information; or

(b)	was independently disclosed to it without obligations of confidence by a Third Party entitled to disclose the same; or

(c)	is required to be disclosed under any Applicable Laws, or by order of a court or governmental body or authority of competent jurisdiction, provided that to the extent it is legally permitted to do so, it gives the other Party as much notice of such disclosure as possible, limits the information so disclosed, takes into account the reasonable requests of the other Party in relation to the content of such disclosure and provides all reasonable assistance (at the other Party’s cost) in seeking a protective or similar order restricting the extent of the disclosure.

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16.4.	Neither Party shall make any announcement, press release and/or statement relating to the other Party and/or in connection with this Agreement at any time during or after the duration of this Agreement, except with the prior written agreement of the other Party and/or to the extent required pursuant to any Applicable Laws or by order of a court or governmental body or authority of competent jurisdiction.

16.5.	The rights and obligations of the Hear.com Group and the WSA Group under this Agreement shall be subject to Schedule 2 - Data Protection and Authorized Sub-Processors.

16.6.	The Party receiving Confidential Information shall not be entitled to file for patents or other statutory protection in any country based on or using any such Confidential Information received hereunder, and any such patent or statutory protection must be transferred to the disclosing Party upon its request and without any charge. The disclosure of Confidential Information under this Agreement does not constitute any right of prior use for the receiving Party.

16.7.	This Clause 16 shall continue in force following termination of this Agreement until the fifth anniversary of the Termination Date.

17.	MISCELLANEOUS

17.1.	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause 17.1 shall not affect the validity and enforceability of the rest of this Agreement.

17.2.	In entering into this Agreement, each Party acknowledges that it does not rely on and shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement.

17.3.	Unless expressly stated otherwise in this Agreement, no variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorized representatives).

17.4.	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver or abandonment of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

17.5.	This Agreement, and any documents referred to in it constitute the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

17.6.	Neither Party may assign, transfer, mortgage, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), save that each Party may assign this Agreement (in whole or in part) to any of its respective Affiliates provided that if such assignee ceases to be a member of the respective Group all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the relevant Party immediately before such cessation, provided further, that:

(a)	any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither Party, as applicable, shall be under any greater obligation or liability than if such assignment had never occurred;

(b)	notwithstanding any assignment of a Party's benefit under this Agreement (whether in whole or in part), the relevant Party shall still be liable to perform, discharge and satisfy its obligations and liabilities under this Agreement; and

(c)	such assignor also assigns the corresponding rights, benefits and obligations under the SPA to the same assignee with effect from, and on the same terms as, the assignment of the relevant rights, benefits and obligations under this Agreement.

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17.7.	Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

17.8.	The Parties agree that their relationship is one of independent contractors.

17.9.	Nothing in this Agreement and no action taken by the Parties or either of them under this Agreement shall constitute a partnership, association, trust, joint venture or other co-operative entity between any of the Parties.

17.10.	Save to the extent to which a Party is specifically authorized in writing in advance by the other Party or in accordance with the terms of this Agreement, neither Party is authorized or empowered to act as agent for the other Party for any purpose or to enter into any agreement or commitment or give any warranty or representation on behalf of the other Party. Neither Party will be bound by the acts or conduct of the other Party save for acts or conduct which the first Party specifically authorizes in writing in advance.

17.11.	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. This Agreement may also be executed electronically (e.g. DocuSign) or by way of exchanging pdf copies of signature pages via email.

18.	NOTICES

18.1.	All notices and other communications required or permitted under this Agreement must be in writing in the English language, and shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Clause 18.1.

If to WSA to:

Sivantos Pte. Ltd.

18 Tai Seng Street, #08-08

Singapore 539775

roman.lychman@wsa.com and henning.klemmensen@wsa.com

If to HC to:

hear.com N.V.

Att: Oliver Ottens and Lennart Will

Amsterdamsestraatweg 421

3551 CL Utrecht

The Netherlands

oliver.ottens@audibene.de and lennart.will@audibene.de

with a copy (which shall not itself constitute Notice) to:

Sivantos Pte. Ltd.

Att: Group Legal & Compliance Department

18 Tai Seng Street, #08-08

Singapore 539775

ericz.tay@wsa.com

Simpson Thacher & Bartlett LLP

Att: William B. Brentani

2475 Hanover Street

Palo Alto, California 94304

wbrentani@stblaw.com

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Simpson Thacher & Bartlett LLP

Att: Nicholas J. Shaw

CityPoint, One Ropemaker Street

London EC2Y 9HU

nshaw@stblaw.com

18.2.	All such notices and other communications shall be deemed received:

(a)	if delivered by hand, sent by reputable international overnight courier on the date of receipt thereof, if received prior to 5 p.m. and such day is a Business Day, and otherwise on the next succeeding Business Day;

(b)	5 (five) Business Days after having been sent by registered or certified mail, return or delivery receipt requested, postage prepaid; and

(c)	if delivered by e-mail, after confirmation of receipt from the other Party.

19.	DISPUTE RESOLUTION

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. The claimant(s) shall nominate one arbitrator in the request for arbitration. The respondent(s) shall nominate one arbitrator in the answer to the request. The two party-nominated arbitrators shall then have 30 days to agree, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the ICC Court shall select the third arbitrator (or any arbitrator that claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing). The place of arbitration shall be Amsterdam, The Netherlands. The language of the arbitration shall be English. The law governing this arbitration agreement shall be the law of England and Wales.

20.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it, its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with the law of England and Wales.

[Signatures on the next page]

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SIVANTOS PTE. LTD.:

Name:	Name:
Designation:	Designation:

HEAR.COM N.V.

Name: Dr. Marco Vietor	Name: Paul Crusius
Designation: Executive Director	Designation: Executive Director

[Signature Page – Transitional Services Agreement]

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Schedule 2 - Data Protection and Authorized Sub-Processors

1. DATA PROTECTION

1.1	In this Clause 1 of this Schedule 3:

(a)	“Data Protection Laws” means the following legislations to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC) (as amended by Directive 2009/136); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR (such as, in the United Kingdom, the Data Protection Act 2018) or any successor laws arising out of the withdrawal of a member state from the European Union, and (c) any other data protection or privacy laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time);

(b)	“Controller”, “Data Subject”, “Personal Data”, “Processing”, “Processor”, “Personal Data Breach” and “Supervisory Authority” (and cognates of the foregoing) shall have the same meaning given to them in the Data Protection Laws;

(c)	“Hear.com Group Personal Data” means any Personal Data Processed by the WSA Group on behalf of the Hear.com Group in connection with the provision of the Services or performance of its other obligations set out in this Agreement; and

(d)	“Incident” means (i) a complaint or a request with respect to the exercise of a Data Subject’s rights under Data Protection Laws, (ii) an investigation or seizure of the Personal Data by government officials, or a specific indication that such an investigation or seizure is imminent, (iii) any unauthorized or accidental access, Processing, deleting, or loss or any form of unlawful Processing of Personal Data, (iv) any breach of the security or confidentiality of data under Clause 13 or Clause 15 of the Agreement leading to the accidental or unlawful destruction, loss, alternation, unauthorized disclosure of, or access to, the Personal Data, or any indication of such breach having taken place or being about to take place, (v) where, in the opinion of the WSA Group, implementing an instruction received from the Hear.com Group would violate the Data Protection Laws to which the WSA Group or the Hear.com Group are subject.

1.2	The Hear.com Group shall ensure that it has, and will maintain in place, all consents, registrations, rights, and authorizations as may be required under applicable Data Protection Laws to enable the WSA Group to Process the Hear.com Group Personal Data for the purposes set out in this Agreement. The Hear.com Group shall be responsible for ensuring necessary privacy notices are provided to Data Subjects, and for ensuring that a record of any applicable consents is maintained. If such a consent is revoked by a Data Subject, the Hear.com Group shall communicate the fact of such revocation to the WSA Group. The Parties acknowledge that, for the purposes of Data Protection Laws, the Hear.com Group is the Controller and the WSA Group is the Processor of any Hear.com Group Personal Data. The particulars of the Processing are as follows:

(a)	Subject Matter of the Processing: WSA has agreed to provide the Services under this Agreement, possibly involving the Processing of Personal Data.

(b)	Nature and purpose of the Processing: To provide the Services.

(c)	Types of Personal Data Processed: The WSA Group will possibly Process the following types of Personal Data during the course of the provision of the Services: (i) biographical data (including title, first name, last name and other identification numbers), (ii) contact data (including email addresses, billing and postal addresses and telephone numbers) and (iii) financial data (including bank account numbers). The processing of special categories of personal data may take place in relation to the provision of certain HR-related Services and may include the processing of health data for the purposes of the administration of the Hear.com Group’s employee benefits.

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(d)	Categories of Data Subjects: The clients, suppliers and employees, workers and independent contractors of the Hear.com Group.

(e)	Duration of the Processing: For the term of this Agreement.

1.3	The WSA Group shall:

(a)	only Process the Hear.com Group Personal Data in accordance with the terms of this Agreement, and only to the extent reasonably necessary for the purpose of providing the Services and not Process the Hear.com Group Personal Data for any other purpose or in any other manner. To the extent that the WSA Group’s Processing activities are not adequately described in this Agreement, the Hear.com Group will determine the scope, purposes, and manner by which the Personal Data may be accessed or processed by the WSA Group, and the WSA Group will Process the Personal Data only as set forth in this Agreement or in Hear.com Group’s written instructions;

(b)	not transfer Personal Data to a third country without first obtaining authorization from the Hear.com Group, which may be refused in the Hear.com Group’s sole discretion;

(c)	should the WSA Group reasonably believe that a specific Processing activity beyond the scope of its instructions is required to comply with a legal obligation to which the WSA Group is subject, the WSA Group shall inform the Hear.com Group of that legal obligation and seek explicit authorization from the Hear.com Group before undertaking such processing;

(d)	treat all Personal Data as confidential, and inform its employees, agents, and approved sub-Processors of the confidential nature of the Personal Data, and that all such persons or parties have signed an appropriate confidentiality agreement, or are otherwise bound to a duty of confidentiality (statutory or otherwise);

(e)	Process the Hear.com Group Personal Data in accordance with the specified subject matter, duration, purpose, type of Personal Data and categories of Data Subjects as set out in Clause 1.2 of this Schedule 3;

(f)	promptly inform the Hear.com Group if, in its reasonable opinion, any instruction or direction from Hear.com Group would be in breach of Data Protection Laws; provided that such notification will not constitute a general obligation on the part of the WSA Group to monitor or interpret the laws applicable to the Hear.com Group, and such notification will not constitute legal advice to the Hear.com Group;

(g)	(i) upon the request of the Hear.com Group, or as required under the Data Protection Laws, enter into standard contractual clauses or other data transfer agreement with the Hear.com Group or approved sub-Processors, and (ii) to the extent that either Party is relying on a specific statutory mechanism to normalize international data transfers and that mechanism is subsequently modified, revoked, or held in a court of competent jurisdiction to be invalid, cooperate with the Hear.com Group in good faith to promptly suspend such transfer or to pursue a suitable alternate mechanism that can lawfully support such transfer;

(h)	evaluate the measures taken in accordance with Clause 14 of the Agreement on a regular basis, and implement appropriate changes, including any change required by the Data Protection Laws’

(i)	ensure that any employee, director, agent, contractor or Affiliate of the WSA Group or any Third Party with access to Personal Data only access such Hear.com Group Personal Data in connection with the provision of the Services and this Agreement, or where permitted by Applicable Law. The WSA Group shall further ensure that all persons authorized by it to Process the Hear.com Group Personal Data (i) have undergone training about Data Protection Laws and (ii) are subject to a duty of confidence with respect to the Hear.com Group Personal Data;

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(j)	implement appropriate technical and organizational measures to protect the Hear.com Group Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access as required under Data Protection Laws, in accordance with Clause 14;

(k)	promptly notify the Hear.com Group if it receives a request from a Data Subject attempting to exercise their rights under Data Protection Laws in relation to the Hear.com Group Personal Data. The WSA Group shall act in accordance with the Hear.com Group's reasonable instructions when dealing with any such request;

(l)	promptly notify the Hear.com Group if it becomes aware of an Incident that has a material impact on the Processing of Personal Data under this Agreement, and cooperate with and follow the Hear.com Group’s instructions with regard to such incidents in order for the Hear.com Group to perform a thorough investigation into the incident, to formulate a response, and to take suitable further steps in respect of the incident;

(m)	maintain written procedures which enable it to promptly notify and respond to the Hear.com Group about an Incident;

(n)	cooperate and provide reasonable assistance to the Hear.com Group to respond to any Incident; and

(o)	assist the Hear.com Group with the conduct of privacy impact assessments and in relation to the security of the Processing where and as required under Data Protection Laws.

1.4	At the request of the Hear.com Group, the WSA Group shall provide all information necessary to demonstrate evidence of its compliance with this Agreement and the Data Protection Laws, and security measures in accordance with Clause 13 of the Agreement, and allow for and contribute to audits, including without limitation inspections, conducted by the Hear.com Group or another auditor nominated by the Hear.com Group to verify the WSA Group's compliance with Data Protection Laws. The Hear.com Group shall bear the WSA Group's reasonable costs for assisting with the provision of information and allowing for and contributing to such audit (save where the result of such audit or inspection or information request reveals that the WSA Group has failed to comply with its obligations under this Clause 1 of this Schedule 3 in relation to the Processing of the Hear.com Group Personal Data and/or Data Protection Laws, then the WSA Group shall take at its own cost all corrective actions including any temporary workarounds necessary to comply with the provisions of this Clause 1 of this Schedule 3 and/or Data Protection Laws). The Hear.com Group shall use reasonable endeavors to ensure that each audit is conducted during Working Hours and in such a manner as not to disrupt or to interfere, or to limit disruption or interference, with the business or operations of the WSA Group and its Representatives.

1.5	The WSA Group shall notify the Hear.com Group without undue delay (but in no event longer than 48 hours) of becoming aware of, or reasonably suspecting there has been a Personal Data Breach affecting the Hear.com Group Personal Data in accordance with the level of details for the Hear.com Group to fulfil any reporting or other requirements imposed on it under Data Protection Laws. Where and in so far as, it is not possible to provide all of the information as part of the initial notification of the Personal Data Breach, the WSA Group shall provide this information in phases as soon as the same is reasonably available;

1.6	On termination or expiry of the Agreement or any part of it and at the option of the Hear.com Group, the WSA Group shall promptly return (in the format reasonably requested by the Hear.com Group) or delete the Hear.com Group Personal Data Processed in relation to the Services (and any copies thereof) and certify in writing that it has done so where requested by the Hear.com Group, save that the WSA Group shall be entitled to retain copies of Personal Data to the extent it is required to do so under Applicable Law.

1.7	The Hear.com Group authorizes the WSA Group to transfer the Hear.com Group Personal Data outside the European Economic Area ("EEA") and/or the United Kingdom and/or the United States (as applicable) as required to perform the Services, including to any countries in which the WSA Group's authorized sub-Processors operate, provided that the WSA Group shall ensure that all such transfers are effected in accordance with Data Protection Laws and by way of a valid data transfer mechanism as may be permitted under Data Protection Laws from time to time. Authorized sub-Processors consist of: (a) sub-Processors authorized in writing by the Hear.com Group, (b) each Third Party provider under Third Party Contracts; and (c) the existing authorized sub-Processors of each Third Party provider under the Third Party Contract.

WSA-HEAR.COM: TRANSITIONAL SERVICE AGREEMENT

1.8	The Hear.com Group provides a general authorization to the WSA Group to engage sub-Processors for the Processing of the Hear.com Group Personal Data to assist with the provision of the Services provided that the WSA Group shall:

(p)	ensure that it has a written contract with any such sub-Processor that contains terms for the protection of the Hear.com Group Personal Data which are no less protective than the terms set out in this Agreement;

(q)	audit such authorized sub-Processors upon the reasonable request of the Hear.com Group, or certify that such an audit has occurred, to ensure compliance with the authorized sub-Processor’s obligations to implement appropriate technical and organizational measures, comply with obligations imposed by this Agreement, and comply with Data Protection Laws;

(r)	remain liable to the Hear.com Group for the performance of the sub-Processor's obligations under Data Protection Laws or any acts or omissions of such sub-Processor; and

(s)	give the Hear.com Group reasonable prior notice of any intended changes concerning the addition or the replacement of any such sub-Processors. The Hear.com Group may object in its reasonable discretion to the proposed change of any sub-Processor.

1.9	WSA shall defend, hold harmless and indemnify, or at its option, settle all actions, suits or proceedings brought by any Third Party against the Hear.com Group arising out of or in connection with any claim arising out of any breach (or any claim that if true, would be a breach) of this Clause 1 of this Schedule 3, provided that the Hear.com Group: (i) promptly notifies WSA in writing of such claim; (ii) does not agree to any settlement or compromise of the claim without WSA’s prior written consent; (iii) gives WSA express authority to conduct all negotiations and litigation arising from such claim; and (iv) provides WSA with all available information and assistance as WSA may reasonably require. Notwithstanding anything to the contrary in the foregoing, if, and solely to the extent, the claim arises out of any action (or failure to take an action) of an Authorized sub-Processor that would be a breach of Clause 1 of this Schedule 3 by WSA, then WSA shall indemnify the Hear.com Group to the fullest extent that WSA is indemnified by such Authorized sub-Processor under WSA’s agreement with such party.